Filed Pursuant to Rule 433

Dated: July 27, 2023

Registration Statement: No. 333- 270103

L3Harris Technologies, Inc.

$1,250,000,000 5.400% Notes due 2027

$1,500,000,000 5.400% Notes due 2033

$500,000,000 5.600% Notes due 2053

Pricing Term Sheet

	5.400% Notes due 2027	5.400% Notes due 2033	5.600% Notes due 2053
Issuer:	L3Harris Technologies, Inc.	L3Harris Technologies, Inc.	L3Harris Technologies, Inc.

Expected Ratings (Moody’s / S&P / Fitch):(1)	Baa2 (Negative) / BBB (Negative) / BBB+ (Negative)	Baa2 (Negative) / BBB (Negative) / BBB+ (Negative)	Baa2 (Negative) / BBB (Negative) / BBB+ (Negative)

Security Type:	Senior unsecured notes (the “2027 Notes”)	Senior unsecured notes (the “2033 Notes”)	Senior unsecured notes (the “2053 Notes”)

Principal Amount:	$1,250,000,000	$1,500,000,000	$500,000,000

Trade Date:	July 27, 2023	July 27, 2023	July 27, 2023

Settlement Date (T+2):	July 31, 2023	July 31, 2023	July 31, 2023

Maturity Date:	January 15, 2027	July 31, 2033	July 31, 2053

Interest Payment Dates:	January 15 and July 15 of each year, commencing on January 15, 2024	January 31 and July 31 of each year, commencing on January 31, 2024	January 31 and July 31 of each year, commencing on January 31, 2024

Public Offering Price:	99.869% of the principal amount, plus accrued and unpaid interest, if any, from July 31, 2023	99.893% of the principal amount, plus accrued and unpaid interest, if any, from July 31, 2023	99.683% of the principal amount, plus accrued and unpaid interest, if any, from July 31, 2023

Yield to Maturity:	5.443%	5.414%	5.622%

Benchmark Treasury:	4.500% due July 15, 2026	3.375% due May 15, 2033	3.625% due February 15, 2053

Spread to Benchmark Treasury:	T+85 basis points	T+140 basis points	T+155 basis points

Benchmark Treasury Price / Yield:	99-23¾ / 4.593%	94-27+ / 4.014%	92-11+ / 4.072%

Interest Rate:	5.400% per annum	5.400% per annum	5.600% per annum

Optional Redemption	Make-Whole Call: At any time prior to January 15, 2027 (the maturity date), at a make-whole redemption price equal to the greater of (1) the make-whole amount at a discount rate equal to the Treasury Rate (as defined in the preliminary prospectus supplement) plus 15 basis points and (2) 100% of the principal amount, in each case, plus accrued and unpaid interest to the date of redemption.	Make-Whole Call: At any time prior to April 30, 2033 (the date that is three months prior to the maturity date), at a make-whole redemption price equal to the greater of (1) the make-whole amount at a discount rate equal to the Treasury Rate (as defined in the preliminary prospectus supplement) plus 25 basis points and (2) 100% of the principal amount, in each case, plus accrued and unpaid interest to the date of redemption.	Make-Whole Call: At any time prior to January 31, 2053 (the date that is six months prior to the maturity date), at a make-whole redemption price equal to the greater of (1) the make-whole amount at a discount rate equal to the Treasury Rate (as defined in the preliminary prospectus supplement) plus 25 basis points and (2) 100% of the principal amount, in each case, plus accrued and unpaid interest to the date of redemption.

		Par Call: At any time on or after April 30, 2033 (the date that is three months prior to the maturity date), at 100% of the principal amount, plus accrued and unpaid interest to the date of redemption.	Par Call: At any time on or after January 31, 2053 (the date that is six months prior to the maturity date), at 100% of the principal amount, plus accrued and unpaid interest to the date of redemption.

Special Mandatory Redemption	The 2027 Notes are subject to special mandatory redemption as described in the preliminary prospectus supplement.	The 2033 Notes are subject to special mandatory redemption as described in the preliminary prospectus supplement.	The 2053 Notes are subject to special mandatory redemption as described in the preliminary prospectus supplement.

Minimum Denomination:	$2,000 x $1,000	$2,000 x $1,000	$2,000 x $1,000

CUSIP / ISIN:	502431AP4 / US502431AP47	502431AQ2 / US502431AQ20	502431AR0 / US502431AR03

Joint Book-Running Managers:	BofA Securities, Inc.
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Mizuho Securities USA LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC	BofA Securities, Inc.
J.P. Morgan Securities LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC	BofA Securities, Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Investing in the 2027 Notes, the 2033 Notes or the 2053 Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the preliminary prospectus supplement.

(1) A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained by contacting BofA Securities, Inc. at 1-800-294-1322 and J.P. Morgan Securities LLC at 1-212-834-4533.